UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2010
ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

1100 Louisiana St., 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) Effective August 2, 2010, Dan Duncan LLC (“DDLLC”), the sole member of EPE Holdings, LLC (the “Company”), elected B. W. “Bill” Waycaster to the Board of Directors of the Company (the “Board”), which is the general partner of Enterprise GP Holdings L.P. (the “Partnership”). Mr. Waycaster has also been appointed to the Audit, Conflicts and Governance Committee of the Board.
     Mr. Waycaster, age 71, has served as a principal manager of family investments since his retirement in 2003. Prior to retiring, Mr. Waycaster served as president and chief executive officer of the general partner of Texas Petrochemicals LP from 1992 to April of 2003, following a 27-year career with The Dow Chemical Company (“Dow”). Texas Petrochemicals LP and its affiliates filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in July 2003. At Dow, Mr. Waycaster held numerous executive and managerial positions, including vice president of Business and Asset Management when he oversaw a $5-billion operation that included basic petrochemicals, energy and feedstock supply, sales and marketing, product storage and distribution, supply chain management, and strategic planning. DDLLC and the Board determined that Mr. Waycaster’s more than 40 years of experience in the hydrocarbon processing industry and knowledge of the petrochemical and refining sectors qualify him to serve as a director of the Company, and that he will add further independent oversight to the Board along with his additional duties serving as a member of the Board’s Audit, Conflicts and Governance Committee.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 2, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P. By: EPE Holdings, LLC, its General Partner
Date: August 4, 2010	By:	/s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of EPE Holdings, LLC

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 2, 2010.